FINAL TRANSCRIPT


   Conference Call Transcript

   VOXX - Q1 2005 Audiovox Corporation Earnings Conference Call

   Event Date/Time: Apr. 12. 2005 / 10:00AM ET
   Event Duration: N/A

Apr. 12. 2005 / 10:00AM, VOXX - Q1 2005 Audiovox Corporation Earnings Conference Call


CORPORATE PARTICIPANTS
 Glenn Wiener
 Audiovox Corp. - VP Communications

 John Shalam
 Audiovox Corp. - Chairman, President, CEO

 Michael Stoehr
 Audiovox Corp. - CFO

 Patrick Lavelle
 Audiovox Corp. - President of Audiovox Electronics Corp.



CONFERENCE CALL PARTICIPANTS
 John Bucher
 Harris Nesbitt & Co. - Analyst

 Ian Corydon
 B. Riley & Co. - Analyst

 Richard Greenberg
 Donald Smith & Co. - Analyst

 Ralee McCormick
 Tracer Capital - Analyst

 Michael Twilley
 Clover Partners - Analyst


PRESENTATION


Operator


 Good day, ladies and gentlemen, and welcome to the Audiovox fiscal first-quarter conference call. My name is Candace and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today's call, Mr. Glenn Wiener.


 Glenn Wiener  - Audiovox Corp. - VP Communications


 Good morning, everyone, and thank you for joining us today. The purpose of this call is to discuss Audiovox's fiscal 2005 first-quarter assaults. As the operator mentioned, today's call is being webcast from the Company's site, www.Audiovox.com, under the Investor Relations section, and a replay has been arranged for your convenience.

If you have not received a copy of this morning's announcement, you may obtain a copy on the Company's Web site under corporate press releases, or you can call my office at 212-786-6011 and a copy will be forwarded to you.

Joining us on today's call will be John Shalam, Chairman and Chief Executive Officer, Michael Stoehr, Senior Vice President and Chief Financial Officer, and Patrick Lavelle, President and CEO of Audiovox Electronics Corporation. After opening remarks by management, there will be a question-and-answer session.

                          EXHIBIT 99.2

Now, I would like to briefly read the Safe Harbor language. Except for historical information contained herein, statements made on today's call and on today's webcast that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. These factors include but are not limited to risks that may result from changes in the Company's business operations, our ability to keep pace with technological advances, significant competition in the mobile and consumer electronics businesses, our relationships with key suppliers and customers, quality and consumer acceptance of newly introduced products, market volatility, nonavailability of product, excess inventory, price and product competition, new product introductions, the possibility that the review of our prior filings by the SEC may result in changes to our financial statements, and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and their officers and directors as a result of any new restatements or other corporate actions. Risk factors associated with our business, including some of (indiscernible) set forth herein, are detailed in the Company's Form 10-K for the year ended November 30, 2004 and Form 10-Q for the fiscal 2005 first quarter ended February 28, 2005.

At this time, I would like to introduce John Shalam, Chairman, President and Chief Executive Officer of Audiovox. John?


 John Shalam  - Audiovox Corp. - Chairman, President, CEO


 Thank you, Glenn, and good morning. I'd like to thank you for joining us today as we discuss our results for our fiscal quarter and provide an update on our business outlook for the remainder of 2005. Joining me today are Michael Stoehr -- (technical difficulty) -- and Chief Financial Officer, and Patrick Lavelle, President and Chief Executive Officer of Audiovox Electronics, who is joining us on the telephone as he is overseas meeting with our suppliers this morning.

After my opening remarks, Michael will provide a more detailed analysis of our first-quarter performance and discuss our outlook for the second quarter and full fiscal year. Pat will then provide additional insight into our Electronics business and highlight some of the exciting things underway at AEC. We will then open up the call to Q&A to address any questions you may have.

First, let me review some of the corporate and administrative issues of the past month. As you may know, the Company was delayed in filing its Form 10-K for fiscal 2004, as our auditor, Grant Thornton, had to perform a complete audit for 2002. This delayed filing may have caused some confusion, but as you saw from our filing on March 31, the audit was completed, the filing made and our stock is once again trading on NASDAQ under the trading symbol VOXX. I'm pleased to have this issue behind us.

Also, within the last few days, we received the final escrow payments and the remaining balance of outstanding net working capital adjustments associated with the sale of our cellular subsidiaries business to UTStarcom. 100% of the escrow was paid and there were no disputes or adjustments to the transaction.

To recap, the Company received gross proceeds of $322.1 million, which includes the total purchase price of $165.1 million, $148.5 million in collected Accounts Receivables, and $8.5 million in working capital adjustments. This transaction was in the best interest of our company and its shareholders. All of the proceeds anticipated at the signing of this deal were collected, and we now look forward to using the proceeds to build our portfolio brands and continue the search for synergistic and strategic acquisitions that will fuel our company's future growth.

As for the quarter, we reported net sales of $116 million, which is off 14.3% from the first quarter of last year. As a result, we reported a loss from continuing operations of $0.02 per share. Impacting revenues for the quarter were certain XM (ph) sales, which were expected to be realized in the first quarter but will carryover into subsequent quarters. since these sales require us to wait until we receive activation commissions in order to recognize the revenue. Michael and Pat will explain this in more detail in a few moments.

Although sales were down, certain categories in both Mobile and Consumer Electronics did show strength. In Mobile, this can be attributed to growth in satellite radio and (indiscernible) sales in the automotive security and accessory lines. In consumer, flat-screen TVs, speaker lines and home theater systems showed growth. However, we continued to experience weakness in two product segments, mobile video and portable DVDs. The continued price erosion in these categories was expected, and we're starting to see a bottoming-out. New product introductions in the second half of the year should lead to higher sales, gross margins and most importantly, profits.

                          EXHIBIT 99.2

We remain on track with our product sales guidance for the full year. Cuts in overhead are underway. You'll begin seeing reductions in the quarters ahead. it. Our margins, while lower than anticipated this quarter, will be higher as inventories are flushed out and newer products hit the market in the third and fourth quarters. And we remained focused on getting to an operating margin of 5% by the fourth quarter of 2005.

We are well-financed, our balance sheet remains strong and we are actively looking to grow both internally and via acquisition. In the meantime, the capital raised from the sale of ACC is being invested until we need it for growth.

I'd like to thank all of you for your support and at this time, I will turn the call over to Michael Stoehr. Mike?


 Michael Stoehr  - Audiovox Corp. - CFO


 Good morning, everyone.

Again, I'd just like to highlight some of the transactions that we've gone through for the first quarter. As John mentioned, we completed the cellular transaction, we received $322 million in proceeds before expenditures, and everything went perfectly with that transaction. We completed the 10-K filings with all of the required options -- opinions -- and there were no problems with these filings. (indiscernible) we completed the 404 audit, we received a clean opinion on our internal control frameworks and our own company assessment identified certain areas of weakness in our controls that we remediated during the first quarter and will finish up in the second quarter.

As a middle-market Company, we have worked very hard to allow our personnel to be multifunctional and do related tasks, be more productive, but the issue now is, because of 404, is segregation of duty and evidentiary control that someone has actually done a process; that means you have to sign it. None of the issues that we found during our own testing were related to (indiscernible) with respect to the financial statements. The total cost of 404 for fiscal 2004 was approximately $2.6 million, which includes the external audit cost, which does not include Audiovox's internal costs. Last but not least, we will complete the Terk audit probably at the end of this week or the first of next week, which will -- (technical difficulty) -- also.

Sales for the quarter, as John mentioned, were approximately 116 million, down from 14% from last year. As we had discussed in our fourth-quarter conference call, we expected the first-quarter 2005 revenue to decline, as mobile video and DVD product categories were bottoming out. Pat will take you through this area later, and also addressing some of the changes in our customer order cycles, which impacted our sales during the quarter.

Also, based on our revenue recognition policy, 2.5 million in XM Satellite product sales were carried over to the second quarter of 2005. Though the XM hardware was shipped to our customers during the first quarter, we cannot recognize the revenue from these shipments until the activation commissions from XM come due to us. This occurs after consumer activates a product on the XM system.

We have had several bright spots in our sales revenues, such as LCD flat-panel TVs, revenue from the new Terk acquisition and again, Pat will take this through you (sic) during his presentation.


                          EXHIBIT 99.2

Our gross margins were 13.9% versus 15.6% in the first quarter of 2005 versus 2004. This was primarily due to reduced margins, as we had discussed in the mobile video products, though these products were not sold as a loss. Some of this decline in the margins was offset by better margins in code (ph) and our new Terk group. Another positive for us is that the Company had less write-downs in the first quarter of 2005 due to better inventory controls for the Christmas season. As Pat had discussed, we passed on certain sales offerings. Write-downs were 2.6 million in the first quarter of 2004 versus 964,000 in the first quarter of 2005.

Our overhead was 21.8 million versus 20.5 million. There was a $500,000 increase from AE in selling expenses and warehouse expenses, offset by reductions in D&A mainly -- (technical difficulty) -- provision for bad debts and professional fees.

Our Administrative Group had an increase of 800,000 in non-employee related expenses. Again, these are related to legal fees and auditing fees as we complete out the first quarter, increased telecommunication charges, taxes and licenses for systems and appreciation.

Our Other Income line increased as a result of our 20% owned equity venture completing an initial public offering during the first quarter of 2005. Our ownership percentage declined as result of the IPO but we recognized a $2.5 million gain as the investment increased its value. We have increased interest income, as John mentioned, as a result of our short-term investments.

Discontinued ops, the increase in discontinued ops was due to our previously discussed plan to withdraw from Malaysia, which should be completed by the third quarter. Loss from containing operations was $0.02 a share and $0.03 from discontinued ops, for a total of $0.05.

Liquidity and capital resources -- (technical difficulty) -- from operations was
3.7 million for the first quarter, even after being back all the taxes related with the cellular deal of $28 million. Inventory declined to 136 million. Included in this inventory is approximately 13 million of inventory acquired from Terk during 2003, which we do not have in 2004. Again, Pat will give you up group discussion of inventory as he presents.

For the second quarter, we estimated revenue between 140 and 150 million. We are still planning for 3 to 8% revenue growth for fiscal 2005. We're still targeting a 5% operating income level for the fourth quarter. The Company, during the second quarter, has begun to reduce overhead and expects the process to be complete by the end of the second quarter. The reduction program covers personnel, asset-carry and other overhead expenses. Again, we expect quarter-to-quarter improvements this year with our strength being in the second half of the fiscal year. John?


 John Shalam  - Audiovox Corp. - Chairman, President, CEO


 Michael, thank you very much. Pat Lavelle will now make some remarks for us.
Pat?


                          EXHIBIT 99.2

 Patrick Lavelle  - Audiovox Corp. - President of Audiovox Electronics Corp.


 Thank you, John, and good morning, everyone, or should I say good evening? I'm currently in China, where I am visiting with current and some potential new manufacturers.

As I indicated to you on our last call, we expect the first half of 2005 to be soft as we adjust to the changes in mobile video and the DVD markets, where continued price erosion is taking its toll, and as we move through excess inventory created by the slowdown in mobile video. However, we do expect sales and profit margins to improve in the second half. AEC remains on target to hit its previously announced sales projection of 3 to 8% growth for 2005.

First-quarter sales straight off our distribution reports came in at 117.3 against a projection of 118. However, reported first-quarter sales were 116 due to the accounting treatment for XM sales, as you heard Mike talk about.

For the quarter, Mobile Electronics sales represented 64.4% of sales and Consumer Electronics represented 35.6. As you know, our distribution network is broad, which helps us mitigate any market shifts or reliance on any one market segment. Segment sales, which are broken down as follows -- 60% to the power retailer and mass merchant; 32% to 12-volt distribution, including expediters, independents; and 8% to the original equipment car manufacturers reflected no real change from past trends. Additionally, no single customer represented more than 6% of our sales for the quarter.

Consumer Electronics sales for the first quarter were down by 10.7%. However, this is more a timing issue than a downturn in sales. We had large load-in orders that shipped in Q1 in 2004; these orders shipped in March of this year. In fact, as of March, our Consumer Electronics sales moved ahead of last year's numbers, as we're getting good movement on our new LCD TV line and the new portable DVD products.

Although we continue to be a niche player in LCD TVs, the market is predicted to be very big and there are over 250 million CRT sets that eventually will be replaced by LCD or some other technology. We believe there are substantial opportunities for Audiovox in this category. Through the first quarter, our unit sales in LCD jumped 176% and dollar sales rose 268% over last year. We expect LCD TV to continue to drive our consumer sales for 2005.

Portable DVDs are down. However, profits in this category have nearly doubled over the first quarter '04, since we did not have to dispose of a Christmas hangover of product as we did last year. Average selling prices of portable DVDs are down 10% over the fourth quarter. Audiovox maintains a healthy market share within this category, and we are confident that our new line will keep us competitive throughout the balance of the year.

We also plan a fourth-quarter introduction of a line of portable multimedia products that will incorporate real-time traffic, GPS navigation, and other unique-to-Audiovox features that we expect will help us to expand our overall consumer business.


                          EXHIBIT 99.2

Mobile Electronics sales in the first quarter were 16.2% below the same period last year. The main reason for the decline was and continues to be the volatility of the mobile video business, which over the past few years was our single-strongest category. The market shift in mobile video began late in the second quarter of 2004 and it continues to evolve. As I explained on our last call, this market drop-off has been expected, since we anticipated this product category would follow the normal evolutionary process of any aftermarket mobile product, which is introduction by the aftermarket and eventual adoption by the OEs. The difficulty is in predicting the timing and severity of any market change, and the change in the mobile video industry happened quicker than other market adjustments because fewer vehicle applications allowed the original equipment car manufacturers faster speed-to-market for standard video systems for their vehicles. Additionally, the drastic price reductions of portable DVDs have had an effect on many mobile video products, especially on the video-in-a-bag system, where average selling prices have dropped 23% from the fourth quarter. Obviously, with Audiovox having the largest market share in this category, we have been impacted quite heavily.

We are literally in the middle of the adjustment process in response to this substantial change in the market. However, we believe this category will remain a good revenue generator, albeit not to the extent it was in the past. As I said, we maintain the number one market share, even as the market evolves. Our revolutionary mobile video shuttle system is in the final stages of (indiscernible) approval, with first deliveries due in May and arrival in Circuit City and Best Buy stores scheduled for June. With the excess inventory being cleared by the end of the second quarter, we will see an improvement in margins in the second half. As of April 1, AEC's total net inventory position is roughly 125 million, which is right on target with our required 90 days on hand and a float. We do not anticipate any inventory write-downs of any significance.

The balance of the mobile electronics category, audio sound, security, remote start, navigation and collision-avoidance products, continue to experience steady growth and we are a market factor in each of these markets. First-quarter sales in our Code-Alarm acquisition were up 69% over the first quarter of last year on good gross profit levels. Former Reketan (ph) domestic sales were up three times over last year, and the international sales picked up from Reketan
(ph) were up slightly.

We have previously identified satellite radio as a growth driver for 2005, and we have strong relationships with both Sirius and XM and we believe that our recent acquisition of Terk Technologies further solidifies our position in this category. Sales of Terk-branded direct connect XM Satellite radios started in January of 2005, and we expect these to contribute both to our top and bottom line. This month, we launched our first Jensen-branded XM radio receiver to Wal-Mart.

Reported sales of the satellite category were 2.5 million less than what we had actually shipped during the quarter due to the accounting treatment we used for a portion of the XM sales. We are currently negotiating with XM to amend our agreement, which would allow us to record the sales when they occur, rather than waiting for the activation dates to recognize the sale, and we are in the process of doing this.

As previously reported, dollar sales amounts of Sirius Satellite radio sales have been negatively affected by a change in the subsidy arrangement with Sirius, which effectively reduces selling prices approximately 40%.

As part of our continuing effort to increase productivity and lower overhead, AEC has implemented a series of overhead reductions that we believe will help us to maintain profitability in 2005. During the first quarter, we put in place payroll reductions, which by the end of 2005 will reduce payroll expenses by 2 million. In addition, we have cut outside services and other expense categories and expect to generate an approximately 3 million in additional overhead savings, bringing the total to overhead reductions for AEC to approximately 5 million for 2005.

                          EXHIBIT 99.2

2005 is turning out as anticipated, and we continue to adjust to this constantly changing market. The plans for the balance of 2005 remain consistent with past strategies, and that is to focus on emerging technologies and benefit from the exciting new markets that go with them and to continue to add new products to our established categories, leveraging our brands and our distribution network.

I am available for any questions. John, thank you.


 John Shalam  - Audiovox Corp. - Chairman, President, CEO


 Thank you very much, Pat. We are now ready to answer any questions you might have. Let's proceed with the Q&A, please.



QUESTION AND ANSWER



Operator


 (OPERATOR INSTRUCTIONS). John Bucher of Harris Nesbitt.


 John Bucher  - Harris Nesbitt & Co. - Analyst


 Good morning. John Bucher with Harris Nesbitt. Michael, a couple of questions for you on the current quarter. You gave a revenue range. 1 I was just wondering. Can you give an EPS range?


 Michael Stoehr  - Audiovox Corp. - CFO


 John, at this time, I will just say that it will be better than it was the first quarter.


 John Bucher  - Harris Nesbitt & Co. - Analyst


 Okay, so EPS-positive?


 Michael Stoehr  - Audiovox Corp. - CFO



                          EXHIBIT 99.2

 Right, that's in keeping with, as we said and Pat mentioned, that we continue to look at each quarter to improve over the previous quarter.


 John Bucher  - Harris Nesbitt & Co. - Analyst


 That was actually my next question -- is Pat provided a very helpful outline of some of the overhead reduction that he's got in place, and I guess we should expect incremental, sequential improvement towards your 5% operating margin in the fourth quarter, not that it's going to all kick in in the fourth quarter.


 Michael Stoehr  - Audiovox Corp. - CFO


 That's correct. We are also taking steps on administrative overhead but we've not completed that yet, so I'll discuss it with everybody in the second-quarter earnings release.


 John Bucher  - Harris Nesbitt & Co. - Analyst


 In the last call, you talked about reviewing some of your other international operations besides Malaysia. Any progress to report there as to whether you might be discontinuing any other international operations?


 Michael Stoehr  - Audiovox Corp. - CFO


 The only two international operations we have left after Malaysia really is our Audiovox store, which required (indiscernible) position, which is doing quite well, and Audiovox Venezuela, which again has turned the corner. We will be probably, as has been noted in the footnotes of the 10-Q, we will become 100% owner in that operation, which while allow us a lot more flexibility than we have now. The other ones will be shut down.


 John Bucher  - Harris Nesbitt & Co. - Analyst


 I will yield the podium here and get back into queue for some product questions.


Operator


 (OPERATOR INSTRUCTIONS). Ian Corydon of B. Riley & Company.


 Ian Corydon  - B. Riley & Co. - Analyst


 Thank you. Pat, could you just talk about your strategy with respect to flat-panel TVs and digital music players, what kind of breadth of product you have planned for the holidays and how you're going to differentiate those products?

 Patrick Lavelle  - Audiovox Corp. - President of Audiovox Electronics Corp.


 Well, right now, with our LCD, we have a complete LCD program from 15 to 37-inch, and we're getting these placed in a number of different locations, and that's the reason why we are seeing an increase in sales. We have programs set for the second quarter. Obviously, as we move into the end of the second quarter, we will be discussing Christmas sales with the customers and what they are going to be looking like, but I anticipate that the customers that we currently have on the program will continue with us for the balance of the year, and that should give us some nice growth in the LCD category. We do have a line of LCD TVs with DVD built in that will be shipping some product later in the late second quarter or early third quarter. That should help us improve sales in this category as well.

                          EXHIBIT 99.2

As far as MP3 players and things like that, we are concentrating on our consumer side more on the multimedia product with built-in, hand-held GPS, built-in micro drives, hard drives and satellite radio built-in as well. So these are some of the differentiators that we would have on our product that some of the competition really can't avail themselves to at this point.


 Ian Corydon  - B. Riley & Co. - Analyst


 All right. My second question is, just on the load-in orders that were pushed out to Q2, can you just give a little more color on what products those were?


 Patrick Lavelle  - Audiovox Corp. - President of Audiovox Electronics Corp.


 It was primarily DVD portables and LCD TV.


 Ian Corydon  - B. Riley & Co. - Analyst


 All right, thank you.


Operator


 Richard Greenberg (ph) of Donald Smith & Company.


 Richard Greenberg  - Donald Smith & Co. - Analyst


 Just to clarify in this 5% operating margin goal, how much of that is a result of the fact that fourth quarter is your seasonally strongest quarter, and then we would expect next year -- like I know you don't want to predict next year, but next year would have to drop off and it's kind of a phony goal. Or is this more a long-term goal?


 Michael Stoehr  - Audiovox Corp. - CFO


 Richard, as we've said in previous discussions, it's a long-term goal and I think as we outlined, there's three components -- obviously increased revenue, better gross margins and reduction in overhead.

 Patrick Lavelle  - Audiovox Corp. - President of Audiovox Electronics Corp.


 I like that. If you look at it historically within the AE group, we have generated 5% on a yearly basis, so this is not a goal that's unattainable. We have performed at those levels and better in the past.


                          EXHIBIT 99.2

 Richard Greenberg  - Donald Smith & Co. - Analyst


 Okay. Then just on the operating expense side, you know, once again let's just pick a number and say a round number of 600 million in revenues next year, assuming no further acquisitions. If we say our target is a 17% gross margin and 12% operating expense level, 12% times 600 million would be 72 million in operating expenses versus the low 80s annualized that you ran in the first quarter. Had you identified 5 million, well, that still only gets us to the high 70's. Mike, have you really identified another 8, 9 million of expenses that can be knocked out?


 Michael Stoehr  - Audiovox Corp. - CFO


 If you are coming off of 2004, looking at (indiscernible) 5, you've got to remember, we had some pushes in the first -- fourth quarter.


 Richard Greenberg  - Donald Smith & Co. - Analyst


 I was looking at the first quarter, actually.


 Michael Stoehr  - Audiovox Corp. - CFO


 Okay, so it was 87 --.


 Richard Greenberg  - Donald Smith & Co. - Analyst


 In the first quarter, you said the operating expenses were 21-something, 21-something million, so you know, we're really start at an annualized rate of 85 million, and you've got to get to the low 70s. I'm not quite sure how you get there.


 Michael Stoehr  - Audiovox Corp. - CFO


 Well, if you want to come back to, first, the first question is, you've got 17%. You're looking at the 12% as already (ph), am I right?


 Richard Greenberg  - Donald Smith & Co. - Analyst


 Right, unless you want to tell me that the gross margin is going to be higher than --.


 Michael Stoehr  - Audiovox Corp. - CFO


 Well, yes. We are looking at a little bit higher margin, a little bit higher in the overhead. I had some -- we had some reductions but we haven't notified all people yet, so we can't discuss it openly until the second quarter.


 Richard Greenberg  - Donald Smith & Co. - Analyst


                          EXHIBIT 99.2

 How realistic is it to assume, you know -- (multiple speakers)?


 Michael Stoehr  - Audiovox Corp. - CFO


 It will get, from the next go-around, there's not $6 million that can come out, but there is further -- further cuts will be made.

I would say, Richard, you're looking at -- again, it's going to be a combination of a little bit higher revenue, a little bit higher margins than you're looking at, and maybe the overhead would stay at around 13%.


 Richard Greenberg  - Donald Smith & Co. - Analyst


 Pat, do you think it's realistic to assume higher than 17% gross margins, especially given what you've done recently?


 Patrick Lavelle  - Audiovox Corp. - President of Audiovox Electronics Corp.


 Well, with the introduction of the new products -- I mean, right now, we had a 13.-something%. We've been historically on our second gross running around 15 to 16%, but our inventories are in pretty good shape once we come out of the second quarter. We're getting good grosses on our Jensen product; we're getting good grosses on some of the Terk product that we just bought in, so yes, there is a possibility for us to do a little bit better on the margins.


 Michael Stoehr  - Audiovox Corp. - CFO


 Richard, you are talking about next year, correct?


 Richard Greenberg  - Donald Smith & Co. - Analyst


 Yes!

 Michael Stoehr  - Audiovox Corp. - CFO


 Yes, Pat, next year, that's -- (multiple speakers)?


 Patrick Lavelle  - Audiovox Corp. - President of Audiovox Electronics Corp.


 Yes.


 Richard Greenberg  - Donald Smith & Co. - Analyst


 I'm talking, on an ongoing basis, can you really do better than 17%? If not, if that's the right number, then I just don't see that you guys can really scale down the Company to that low 70 million number, unless you are right, Mike, that you can do higher than 17%.

                          EXHIBIT 99.2

I guess the point, the ultimate point here is that it seems that, in order to get there, you're either going to have to cut expenses more -- and I'm not sure you can, I don't know if it's there -- or you're going to have to just grow the Company further. That brings up the next issue of is that really the right strategy, John, in terms of, you know, it's disturbing to see -- you guys have made some good acquisitions and you deserve applause for that, but to see an extra 11 million in goodwill taken on in this quarter -- is that what we're going to be looking at, going forward? Is it destruction of tangible equity? To just sit there and say, is it really worth it, you know, with your stock at 70-something% of book value, to destroy that tangible book as opposed to either selling the company to somebody who can really get the economies of scale of the cost reductions, or buying back stock at this point?


 John Shalam  - Audiovox Corp. - Chairman, President, CEO


 No, Rick, we've had these conversations at every one of our conferences, telephone conferences, and we are not prepared to commit to that situation or to that position right now. It's still too early, and we still have some different areas that we're looking at that we are investigating, and I don't see, at this point, a great urgency on our buying stock back, honestly. The only time we might consider buying back some shares possibly, if we decide to have some kind of stock option program, we might buy some shares to fund that program, but it wouldn't be anything very dramatic or very major.


 Michael Stoehr  - Audiovox Corp. - CFO


 Richard, I just want to address the -- let's call the future. Audiovox historically and (indiscernible) historically has had margins north of 17. Number two is we don't assume that, if we're going to do 500 -- let's say, 3 to 8% (ph), which is roughly 580-plus million for the year, if we have money to deploy hat that would be what we would be looking at in fiscal 2006, nor as we have outlined and John has spoken also, that when we do acquisitions, we don't look at it destroying tangible book. The deal that we just completed solidified a relationship with another large supplier on the satellite area. We've been very judicious about taking on intangibles to the Company or overpaying.


 John Shalam  - Audiovox Corp. - Chairman, President, CEO


 Yes.


 Richard Greenberg  - Donald Smith & Co. - Analyst


 Okay, guys, thanks.


Operator


 Ralee McCormick of Tracer Capital.


 Ralee McCormick  - Tracer Capital - Analyst

                          EXHIBIT 99.2

 A couple of questions following up on the OpEx guidance -- Mike, the $5 million run-rate that you talked about coming out, is that based on the 22 million in Q1 OpEx? I mean, i.e., can we just take that number, run rate it, get to 88 and then subtract 5 and you'd be on a run-rate about 83? Is that the right way to think about it?


 Michael Stoehr  - Audiovox Corp. - CFO


 Yes, it would be better to take 84 to 85.


 Ralee McCormick  - Tracer Capital - Analyst


 As the total number, or -- (multiple speakers)?


 Michael Stoehr  - Audiovox Corp. - CFO


 Some of those, when you annualize them, really didn't take place until the end of February 28 and the ones we're coming through for the administrative group won't be completed until the 31st.


 Ralee McCormick  - Tracer Capital - Analyst


 s O you are saying take a run-rate of 84 and take out 5 from that?


 Michael Stoehr  - Audiovox Corp. - CFO


 Yes.


 Ralee McCormick  - Tracer Capital - Analyst


 Okay, and so the 5 million in cost savings, does that include the G&A that you're also talked about? That's going to be added to that 5 million number?


 Michael Stoehr  - Audiovox Corp. - CFO


 Let me come back to you on the second quarter.


 Ralee McCormick  - Tracer Capital - Analyst


 Okay. Then finally, the one-time costs you guys had for Sarb-Ox and also for the redoing of the '02 audit, is that going away? Is that included in that 5 million or is that -- (multiple speakers)?

                          EXHIBIT 99.2

 Michael Stoehr  - Audiovox Corp. - CFO


 No, that really brings you back to the -- (multiple speakers) -- yes, that's
--.


 Ralee McCormick  - Tracer Capital - Analyst


 So that brings us to the 84, 85 -- (multiple speakers)?


 Michael Stoehr  - Audiovox Corp. - CFO


 We are not looking to make savings. Obviously, you're going to have year-to-year fiscal year to fiscal year savings '04 to '05, because you're not going to have -- let's say it was 2.6 I think I said and of that you are still going to have an audit, so it was about 2 million, you had another half a million (indiscernible) so you have 1.5 million (indiscernible) for SOX.


 Ralee McCormick  - Tracer Capital - Analyst


 Is that 5 million -- and that's a net savings? I.e. I know you're talking about headcount reduction, but at some point, you're going to have to grow the operating costs, too. Is that a net number or a gross number?


 Michael Stoehr  - Audiovox Corp. - CFO


 That would be a gross -- that would be let's say a gross number of the people we've identified and the areas that Pat identified that we are reducing. Obviously, the best thing for us is that what we are doing is we are bringing back the let's call it the fixed costs so that, as the Company grows tremendously, obviously your dollar amounts go up, but as the previous caller mentioned, we're trying to hold that percentage of sales steady as the sales increase.


 Ralee McCormick  - Tracer Capital - Analyst


 Sure. So, we're looking at, when you get through these cost reductions, of an OpEx yearly basis of 78, 79, 80 million, somewhere in there. What level of revenues do you think that supports? Can you go to 650 in revenue without having to grow that from -- (multiple speakers)?


 Michael Stoehr  - Audiovox Corp. - CFO


 You know, I don't want to speak off the cuff because we really have to sit down and run it through the breakeven models.

                          EXHIBIT 99.2

 Patrick Lavelle  - Audiovox Corp. - President of Audiovox Electronics Corp.


 I don't think we can run 650 at those levels, but we could certainly, I would think at the 600 with those levels, roughly.


 Ralee McCormick  - Tracer Capital - Analyst


 Okay, then based on those levels, can you guys grow revenue faster? Obviously you need to add, then, some dollar amount of OpEx. Can you grow revenue as a percentage faster than you can grow the OpEx as a percentage from that 600 million of revenue, 80 million of OpEx? If you were to go to, call it 660 from (indiscernible) 10% revenue growth, can you grow OpEx less than 10%, i.e., 8 million?


 Michael Stoehr  - Audiovox Corp. - CFO


 That's the game plan.


Operator


 (OPERATOR INSTRUCTIONS). Michael Twilley (ph) of Clover Partners.


 Michael Twilley  - Clover Partners - Analyst


 Yes, most of my questions have already been answered but I would just like to reiterate the previous gentleman's point about stock buybacks. Your stock is down 25% since the last conference call, and you know, you guys were mentioning, on the previous call, that you would start looking at buying back stock below book. I mean, you know, at what point are you guys going to eventually try to do something for your shareholders here?


 John Shalam  - Audiovox Corp. - Chairman, President, CEO


 This is a strategy that we -- one of the possibilities that we have in mind, but we're not going to commit to anything at this time. It is something that we're thinking about, looking at and depending on the circumstances, we will act accordingly. But Michael, we can't make a commitment to that -- (multiple speakers).


 Michael Twilley  - Clover Partners - Analyst


 Well, clearly, the equity markets are telling you that your strategy is not working right now, so, bear that in mind.


 John Shalam  - Audiovox Corp. - Chairman, President, CEO


 That's true.

                          EXHIBIT 99.2

Operator


 We have a follow-up question from John Bucher of Harris Nesbitt.


 John Bucher  - Harris Nesbitt & Co. - Analyst


 Back on the operating margin, will there be some improvement when your contractual requirement to provide IT and logistic support to UTStarcom for ACC, when that goes away? And when does that go away?


 Michael Stoehr  - Audiovox Corp. - CFO


 Right now, we have a year.


 John Bucher  - Harris Nesbitt & Co. - Analyst


 A year from today?


 John Shalam  - Audiovox Corp. - Chairman, President, CEO


 A year from November.


 Michael Stoehr  - Audiovox Corp. - CFO


 November, so we've got about, what -- (multiple speakers).


 John Shalam  - Audiovox Corp. - Chairman, President, CEO


 Seven months to go.


 John Bucher  - Harris Nesbitt & Co. - Analyst


 When you don't have to staff the support required to render those services, should we see an improvement in the OpEx pursuant to the discussion previously on various annual run rates?


 Michael Stoehr  - Audiovox Corp. - CFO


 Yes, if we don't need to support an IT to support wireless, and we don't need it for the Audiovox to support growth, then we reduce.


 John Bucher  - Harris Nesbitt & Co. - Analyst


 So that's potentially in addition to all of the previous discussion, that's potentially another incremental -- (multiple speakers)?


 Michael Stoehr  - Audiovox Corp. - CFO


                          EXHIBIT 99.2

 Yes but I caution you, John, the amount of people that we have in the IT group is only 40 people. It's not -- we don't have a lot of -- again, the biggest cost we have right now that we are experiencing, which I think most corporations are, are professional fees, which we just -- it's just, you've seen it and read about it. That's really where we are trying to contain it but we are at the mercy of the auditors and also of the legal profession. Right now, on overhead, we've taken the steps and (indiscernible) (indiscernible) has taken the steps and we've taken steps on T&E, we've taken the steps on nonessential niche (ph) products that we need. Audiovox doesn't have jets or planes or any of this kind of stuff. Most of our facilities are leased, so basically where we're going to is we're trying to bring the overhead down to be reflective of what the base is and I think, a couple of calls ago, between 600 and 625, to support that growth.

Pat had also mentioned, John, in previous discussions, that he's looking at moving his distribution and logistics to take into consideration our shipping patterns, which should have some benefits in the second quarter, second half.


 John Bucher  - Harris Nesbitt & Co. - Analyst


 Of moving those to -- can you refresh my memory on that discussion?


 Michael Stoehr  - Audiovox Corp. - CFO


 We had talked about moving to --.


 Patrick Lavelle  - Audiovox Corp. - President of Audiovox Electronics Corp.


 We're moving to Memphis; we're moving our facility to Memphis, which gives us better inbound freight and we are -- when we look at mass merchant sales, we're closer to the customer, so we get better outbound freight; we've got better labor savings and we also had an occupancy cost saving. So some of those savings or most of those savings are calculated into the $5 million that we targeted for this year.


 John Bucher  - Harris Nesbitt & Co. - Analyst




Okay, great. Then shifting to the product side, Pat, you talked about the fourth-quarter introduction of some new Mobile multimedia products with embedded GPS. Are these more pedestrian-like handheld products, or are these more automotive dash-top products?


 Patrick Lavelle  - Audiovox Corp. - President of Audiovox Electronics Corp.


 Well, we have -- on the consumer side, they would be the handhelds, that there's a market starting to grow nicely, and we think we have good relationships to establish not only the product but we have the relationships; we have some unique features that we think only Audiovox might be able to offer. We traditionally have come into a new category and were very competitive, and we see no reason why we won't be able to be in that situation. So we believe that we will the get a line going and placed.


 John Bucher  - Harris Nesbitt & Co. - Analyst


 These would be products, handheld products that would be differentiated from the existing handheld GPS units that are -- (multiple speakers) -- for outdoor -- (multiple speakers)?


 Patrick Lavelle  - Audiovox Corp. - President of Audiovox Electronics Corp.


 In some respects, in some respects. Either we are going to be more competitive, or we will have features that are currently not on the market.


 John Bucher  - Harris Nesbitt & Co. - Analyst

                          EXHIBIT 99.2

 Okay, great. Then finally, you did indicate that the shuttle product is progressing nicely through certification, and is still tracking for a May --?


 Patrick Lavelle  - Audiovox Corp. - President of Audiovox Electronics Corp.


 That was scheduled to ship in May.


 John Bucher  - Harris Nesbitt & Co. - Analyst


 If you had a range of gross profit margins for your product, you'd expect this to be at the higher end of your gross margin range?


 Patrick Lavelle  - Audiovox Corp. - President of Audiovox Electronics Corp.

 Well, seeing it's a mass merchant product, I would put it more in the middle.


 John Bucher  - Harris Nesbitt & Co. - Analyst


 Okay, great. Thank you very much.


Operator


 (OPERATOR INSTRUCTIONS). Gentleman, you have no further questions at this time. Please proceed to your closing remarks.


 John Shalam  - Audiovox Corp. - Chairman, President, CEO


 Thank you very much, gentlemen. Just in conclusion, I'd like to say that I hear what you're saying regarding the stock buyback and we are not ruling it out, but I just want to add, we're taking the steps to build Audiovox into a growth company and the capital we have is needed to fund that growth. This is not a one-quarter story. We're focused on 2006 and on the years ahead. I hope you will bear with us and give us the chance to develop our options and our programs.

Thank you very much for joining us today. We look forward to talking with you again soon. Thank you.


Operator


 Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a great day.



                          EXHIBIT 99.2

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                          EXHIBIT 99.2